[Letterhead of Entergy]                              Exhibit 99.1

                                                        News
                                                        Release





Date:     July 3, 2001

Release:  Immediate

Contact   Carl Crawford (News Media)
          (601) 368-5658
          ccrawfo@entergy.com

          Nancy Morovich (Investor Relations)
          (504) 576-5506
          nmorovi@entergy.com


               Entergy Nuclear Revises Closing Date
                  for Indian Point 2 Acquisition


     New Orleans - Entergy Corporation (NYSE: ETR) today said it expects to close its acquisition of the Indian Point 2 nuclear plant in mid-September 2001.  The September closing date reflects the revised operating license transfer date provided by the

Nuclear Regulatory Commission.  Entergy had previously estimated that the acquisition of Indian Point 2, a 970 MW nuclear plant being purchased from Consolidated Edison, would close around mid-

year 2001.

     Entergy confirmed that the revised closing date does not

impact its previously issued earnings guidance for the year 2001.

     The nuclear businesses of Entergy Corporation are

headquartered in Jackson, Miss.  Entergy, a global energy company based in New Orleans, is the third largest power generator in the nation with more than 30,000 megawatts of generating capacity,

about $10 billion in annual revenue and nearly 2.6 million

customers.  In addition to the three plants operated by Entergy

Nuclear Northeast, Entergy has operated five power reactors at four locations in Arkansas, Mississippi and Louisiana under

regulatory jurisdictions for more than 20 years.



                               -30-

           Entergy's on-line address is www.entergy.com.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Investors are cautioned that forward-looking statements contained in the foregoing release with respect to the revenues, earnings, performance, strategies, prospects and other aspects of the business of Entergy Corporation may involve risks and uncertainties. Actual events and results may, for a variety of reasons, prove to be materially different from those indicated in these forward-looking statements, estimates and projections. Factors that could influence actual future outcomes include regulatory decisions, the effects of changes in law, the evolution of markets and competition, changes in accounting, weather, the performance of generating units, fuel prices and availability, financial markets, risks associated with businesses conducted in foreign countries, changes in business plan, the presence of competitors with greater financial resources and the impact of competitive products and pricing; the effect of the Entergy Corporation's policies, including the amount and rate of growth of Entergy Corporation's expenses; the continued availability to
Entergy  Corporation of adequate funding sources  and  changes  in
interest   rates;   delays  or  difficulties  in  the  production,
delivery or installation of products and the provision of services; and various legal, regulatory and litigation risks. Entergy Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see Entergy Corporation's filings with the Securities and Exchange Commission.